Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

RBG, LLC:

We have audited the accompanying consolidated balance sheets of RBG, LLC as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive loss, members’ deficit, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Las Vegas, Nevada
March 17, 2006

RBG, LLC

Consolidated Balance Sheets

December 31, 2005 and 2004

(in thousands)

	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$7,815	$7,544
Accounts receivable, net of allowance of $295 and $261 for 2005 and 2004, respectively	1,226	799
Related company receivables	620	205
Related party receivables	95	213
Inventories	1,652	1,680
Property held for vacation interval sales	392	461
Prepaid expenses	3,116	2,823
Current portion of notes receivable	303	414
Total current assets	15,219	14,139
Property and equipment, net	84,397	69,137
Notes receivable, less current portion	1,821	2,487
Goodwill and other intangible assets, net	31,193	34,084
Other assets	217	399
Total assets	$132,847	$120,246

Liabilities and Members’ Deficit
Current liabilities:
Bank overdraft	$548	$1,480
Current portion of obligation under capital lease	—	18
Current portion of gaming equipment financing	2,528	582
Current portion of long-term debt	614	1,353
Accounts payable	2,762	3,154
Accrued liabilities	16,119	8,645
Related company liabilities	196	200
Total current liabilities	22,767	15,432
Gaming equipment financing, less current portion	3,306	189
Long-term debt, less current portion	172,333	165,588
Fair value of interest rate swaps	195	1,493
Commitments and contingencies
Members’ deficit:
Members’ contributions	122,799	116,391
Deemed distribution	(178,883)	(165,831)
Accumulated deficit	(9,670)	(13,016)
Total members’ deficit	(65,754)	(62,456)
Total liabilities and members’ deficit	$132,847	$120,246

The accompanying notes are an integral part of these consolidated financial statements.

RBG, LLC

Consolidated Statements of Operations and Comprehensive Loss

For the Years Ended December 31, 2005, 2004 and 2003

(in thousands)

	2005	2004	2003

Revenues
Casino	$62,394	$57,753	$54,201
Food and beverage	30,350	30,509	28,293
Hotel	20,397	18,704	17,892
Other	17,668	19,511	18,658
Total revenues	130,809	126,477	119,044
Less—promotional allowances	(19,302)	(17,208)	(17,420)
Net revenues	111,507	109,269	101,624
Operating expenses:
Casino	30,688	28,809	28,005
Food and beverage	18,917	19,013	18,026
Hotel	5,762	6,506	6,304
Other	13,711	14,436	13,384
General and administrative	30,939	28,396	25,098
Depreciation and amortization	7,930	5,976	5,925
Loss on sale and disposal of assets	772	55	191
Total operating expenses	108,719	103,191	96,933
Operating income	2,788	6,078	4,691
Other income (expense):
Interest expense	(1,278)	(5,903)	(6,482)
Related company interest expense	—	(41)	(84)
Change in fair value of interest rate swaps	930	(1,069)	—
Return on investment with MDW, LLC	906	—	—
Gain on termination of capital lease	—	1,279	—
Loss on early retirement of debt	—	(445)	—
Other expense	558	(6,179)	(6,566)
Net income (loss)	3,346	(101)	(1,875)
Change in fair value of interest rate swaps	—	—	1
Total comprehensive income (loss)	$3,346	$(101)	$(1,874)

The accompanying notes are an integral part of these consolidated financial statements.

RBG, LLC

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2005, 2004 and 2003

(in thousands)

	2005	2004	2003

Cash flows from operating activities:
Net income (loss)	$3,346	$(101)	$(1,875)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,930	5,976	5,925
Change in fair value of interest rate swaps	(930)	1,069	—
Loss on sale and disposal of assets	772	55	191
Interest on gaming equipment financing	327	—	—
Gain on termination of capital lease	—	(1,279)	—
Amortization of deferred financing fees	—	205	297
Loss on early retirement of debt	—	445	—
Cost of vacation intervals sales	69	397	156
Change in operating assets and liabilities:
Accounts and related party and related company receivables, net	(724)	230	396
Inventories	28	(55)	(20)
Prepaid expenses	(293)	(65)	(637)
Accounts payable, related company liabilities and accrued liabilities	922	(726)	407
Net cash provided by operating activities	11,447	6,151	4,840

Cash flows from investing activities:
Proceeds received from sale of assets	148	6	89
Capital expenditures	(9,295)	(2,492)	(2,459)
Decrease (increase) in notes receivable	777	237	(162)
Net cash used in investing activities	(8,370)	(2,249)	(2,532)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	216	405	628
Payment of gaming equipment financing	(777)	(696)	(998)
Payment of long-term debt	(1,475)	(3,437)	(1,672)
Increase (decrease) in bank overdraft	(932)	216	275
Payment of obligations under capital lease	(18)	(30)	(30)
Payment of financing fees	—	(116)	—
Change in other assets	180	(129)	(82)
Net cash used in financing activities	(2,806)	(3,787)	(1,879)
Net increase in cash and cash equivalents	271	115	429
Cash and cash equivalents at beginning of year	7,544	7,429	7,000
Cash and cash equivalents at end of year	$7,815	$7,544	$7,429

The accompanying notes are an integral part of these consolidated financial statements.

RBG, LLC

Consolidated Statements of Cash Flows (continued)

For the Years Ended December 31, 2005, 2004 and 2003

(in thousands)

	2005	2004	2003

Supplemental cash flow disclosure:

Cash paid for interest	$951	$5,698	$6,185

Noncash investing and financing activities:

Acquisition of assets with contributed equity	$—	$99,923	$—

Acquisition of assets with gaming financing	$5,513	$918	$1,059

The accompanying notes are an integral part of these consolidated financial statements.

RBG, LLC

Consolidated Statements of Members’ Deficit
For the Years Ended December 31, 2005, 2004 and 2003
(in thousands)

	Members’ Contributions	Accumulated Deficit	Accumulated Comprehensive Loss	Deemed Distribution	Total Members’ Deficit

Balance, January 1, 2003	$15,950	$(11,040)	$(3,810)	$(19,541)	$(18,441)

Net loss	—	(1,875)	—	—	(1,875)
Change in fair value of interest rate swaps	—	—	1	1	2
Deemed distribution	—	—	—	3,000	3,000

Balance, December 31, 2003	15,950	(12,915)	(3,809)	(16,540)	(17,314)
Net loss	—	(101)	—	—	(101)
Recognition of other comprehensive loss into earnings	—	—	3,809	1,509	5,318
Members’ interest step-up	518	—	—	—	518
Members’ contribution	99,923	—	—	—	99,923
Deemed distribution	—	—	—	(150,800)	(150,800)
Balance, December 31, 2004	116,391	(13,016)	—	(165,831)	(62,456)

Net income	—	3,346	—	—	3,346
Purchase accounting true-up	6,408	—	—	—	6,408
Deemed distribution	—	—	—	(13,052)	(13,052)

Balance, December 31, 2005	$122,799	$(9,670)	$—	$(178,883)	$(65,754)

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

RBG, LLC

1.     Basis of Presentation and Background

The accompanying consolidated financial statements include the accounts of RBG, LLC (doing business as CasaBlanca Resort/Casino/Golf/Spa) and its wholly owned subsidiary Casablanca Resorts, LLC (doing business as Oasis Resort & Casino) (“Resorts LLC”). Prior to December 20, 2004, RBG, LLC (“RBG”) was a 61.54% owned subsidiary of Virgin River Casino Corp. (“VRCC”). Four siblings owned 100% of the shares of VRCC and owned 8.47% of the membership interests in RBG individually. Those same four siblings owned 93.28% of B & B B, Inc. (doing business as Virgin River Hotel/Casino/Bingo) (“B&BB”). VRCC, RBG and B&BB (collectively the “Companies”) doing business in Mesquite, Nevada as hotel casinos and are operated under common management. Significant inter-company items and transactions have been eliminated.

B&BB and VRCC are Nevada corporations formed on December 7, 1989 and July 1, 1988, respectively, for the purpose of owning and operating Virgin River Hotel/Casino/Bingo (Virgin River) located in Mesquite, Nevada. The hotel portion of the facility commenced operations on June 1, 1990, and the casino portion commenced operations on September 1, 1990. The land and buildings are owned by VRCC and leased to B&BB. Certain personal property including furniture and fixtures, leasehold improvements within the casino, and gaming equipment are owned by B&BB.

On March 17, 1997, RBG, a Nevada limited-liability company, was formed pursuant to an operating agreement (the “Operating Agreement”) between Robert R. Black, Sr. (“Mr. Black”) and R. Black, Inc., a Nevada corporation, for the purpose of acquiring the assets of Player’s Island Resort (the “Resort”) in Mesquite, Nevada, currently operating as the CasaBlanca Resort/Casino/Golf/Spa. On March 18, 1997, pursuant to an asset purchase agreement between RBG and certain subsidiaries of Players International, Inc., RBG purchased the Resort for $30.5 million. The Operating Agreement provides for the net income (loss) of RBG to be allocated among the members in proportion to their respective interest in RBG. The Operating Agreement terminates on February 18, 2027.

On May 31, 2001, Resorts LLC a Nevada limited-liability company, was formed pursuant to an operating agreement (Agreement) by RBG, as the sole member, for the purpose of acquiring the assets of Si Redd’s Oasis Resort Hotel and Casino in Mesquite, Nevada. On June 30, 2001, pursuant to an asset purchase agreement between Resorts LLC, WSR, Inc., William S. Redd and Marilyn S. Redd Family Trust U/T/D 4/23/93, William S. Redd Family Trust U/T/D 9/22/92, Redd 1996 Trust U/T/D 10/14/96, and Arvada Ranch Properties, LLC, Resorts LLC purchased Si Redd’s Oasis Resort Hotel and Casino for $31.7 million.

The Agreement provides for the net income (loss) of Resorts LLC to be allocated to members in proportion to their respective interest in Resorts LLC. The operating agreement terminates when any of the following items have occurred (1) all interests in the property acquired by Resorts LLC have been sold or disposed of or have been abandoned, or (2) in the event that Resorts LLC is bankrupt, a member withdraws or is expelled, the assignment by any member’s interest without the written consent of the remaining members, or the admission of a new member without the written consent of the remaining members to the continuation of Resorts LLC.

On December 20, 2004, the Companies entered into a series of transactions whereby they issued $125.0 million aggregate principal amount of Senior Secured Notes due 2012 and $66.0 million aggregate principal amount at maturity ($39.9 million in gross proceeds) of Senior Subordinated Notes due 2013,

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

1.     Basis of Presentation and Background (cont’d)

and received a $16.0 million equity contribution from Mr. Black and R. Black, Inc. The Companies used the proceeds from the above offering to purchase the interests held by certain affiliated and unaffiliated shareholders (collectively known as the “Buyout”) for $101.4 million pursuant to the Agreement for Purchase and Sale or Redemption of Equity Interests (“Agreement for Purchase of Equity Interests”) between James A. Black Gaming Properties Trust, Gary W. Black Gaming Properties Trust, Michael T. Black Gaming Properties Trust, Jorco, Inc., Marcus A. Hall, James Ritchie and Barry Moore as Sellers and Robert R. Black, VRCC, and B&BB as Purchasers (see Note 3). As a result of the Buyout, Mr. Black obtained the remaining 80.97% interest in B&BB and 75.0% interest in VRCC. VRCC along with R. Black, Inc. acquired 32.69% of the membership interest in RBG that was being purchased. The remaining proceeds were utilized to repay $64.0 million owed under the Credit Agreement and the $2.0 million promissory note payable to a selling shareholder (See Note 8). Five days prior to the Buyout, RBG terminated the lease with MDW (see Notes 9 and 11) and the Companies disposed of certain assets. As a result of these transactions, Mr. Black and R. Black, Inc. control VRCC, RBG and B&BB. In addition, VRCC, RBG, LLC and B&BB are co-issuers on the Companies’ Senior Secured and Senior Subordinated Notes and all three entities are jointly managed and share resources (see Note 8).

2.     Summary of Significant Accounting Policies

Casino Revenue and Promotional Allowances—In accordance with industry practice, RBG recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of rooms, food and beverage furnished to customers without charge is included in gross revenues and then deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances are included in casino costs and expenses and consist of the following (amounts in thousands):

	Year ended December 31,
	2005	2004	2003

Food and beverage	$6,772	$6,285	$6,068
Hotel	2,676	2,111	2,266
Other	1,873	1,413	1,430
	$11,321	$9,809	$9,764

RBG’s slot club program (the “One Card”) allows customers to redeem points earned from their gaming activity at any of the Companies’ properties for complimentary food, beverage, rooms, entertainment and merchandise. At the time redeemed, the retail value of complimentaries under the One Card is recorded as revenue with a corresponding offsetting amount included in promotional allowances. The cost associated with complimentary food, beverage, rooms, entertainment and merchandise redeemed under the One Card is recorded in casino costs and expenses.

Vacation Interval Sales—RBG recognizes revenue on the sale of vacation intervals when a minimum of 10% of the sales price has been received in cash, collectibility of the receivable representing the remainder of the sales price is reasonably assured, and RBG has completed substantially all of the obligations with respect to any development related to the real estate sold.

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

2.     Summary of Significant Accounting Policies (cont’d)

Cash and Cash Equivalents—RBG considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents. Bank overdraft represents a negative cash balance that has been reclassified to current liabilities.

Related company receivables and payables—The Companies are under common management and ownership. Payroll and other operating expenses are shared and expensed to each entity as incurred. Related company receivables and payables represent amounts due or owed amongst the entities for such expenses.

Inventories—Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method.

Property Held for Vacation Interval Sales—Property held for vacation interval sales includes the acquisition costs of the vacation intervals and renovations and the cost of land, development and construction of the vacation interval project. As intervals are sold, the cost of the interval and the estimated cost of renovations or the estimated total costs at completion for the project are charged ratably to cost of vacation interval sales. Interest on renovations or development and construction of vacation intervals is capitalized or charged to expense depending on the duration of the renovations.

Notes and Accounts Receivable—RBG’s notes receivables are considered homogenous and are evaluated for impairment collectively, except for individual receivables placed on nonaccrual status, in which case receivables are reviewed individually for impairment. Impairment is measured based on the fair value of the collateral. If the measurement of fair value is less than RBG’s recorded investment in the note receivable, the impairment is recognized by creating a specific allowance. Significant changes in the original assumptions of the measure of impairment are an adjustment to the specific allowance. RBG periodically reviews the relevant factors and the formula by which additions are made to the allowance for uncollectible notes receivable. The general allowance is provided based on a number of factors, including current economic trends, estimated collateral values, management’s assessment of credit risk inherent in the portfolio and historical loss experience.

RBG’s accounts receivable represent amounts due from patrons for gaming activities, hotel and other. Bad debt expense for notes and accounts receivable totaled $120,000, $285,000 and $237,000 during the years ended December 31, 2005, 2004 and 2003, respectively.

Fair Value of Financial Instruments—The carrying value of RBG’s cash and cash equivalents, receivables, accounts payable and debt, other than the Notes, approximates fair value primarily because of the short maturities of these instruments. The fair value on the Notes is based on quoted market prices.

Property and Equipment—Property and equipment is stated at cost, including interest capitalized on internally constructed assets calculated at the overall weighted-average borrowing rate of interest.

Depreciation and amortization is provided on a straight-line basis over the assets’ estimated useful lives. The estimated useful lives are as follows:

Buildings	31.5 to 40 years
Land improvements	15 years
Leasehold improvements	5 to 10 years
Furniture, fixtures and equipment	5 years

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

2.     Summary of Significant Accounting Policies (cont’d)

RBG evaluates the carrying value for real estate inventories, including property held for vacation interval sales, in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“SFAS 144”). SFAS 144 requires that when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, companies should evaluate the need for an impairment write-down. Impairment write-downs are recorded to real estate inventories when indicators of impairment are present and the undiscounted cash flows estimated to be generated from those assets are less than the carrying amount of the assets. When an impairment write-down is required, the related assets are adjusted to their estimated fair value less costs to sell. RBG did not record any impairment losses during the years ended December 31, 2005, 2004 or 2003.

Income Taxes—RBG and Resorts LLC are limited liability companies. As such, federal income taxes are an obligation of the individual owners and no provision for income taxes is reflected in the accompanying consolidated financial statements.

Advertising Costs—Advertising costs incurred by RBG are expensed as incurred. Advertising costs were $5.0 million, $3.2 million and $3.3 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Deferred Financing Costs—Deferred financing costs are amortized to interest expense over the term of the related financing.

Goodwill and Other Intangible Assets— Goodwill associated with the Buyout totaled $11.5 million at December 31, 2005. Other intangible assets, which represent acquired customer lists, which is stated at cost net of accumulated amortization and trademarks. Trademarks totaled $7.4 million at December 31, 2005. Customer lists totaled $12.3 million and $2.3 million as of December 31, 2005 and 2004, respectively. These costs, which during the year ended December 31, 2005 were amortized on a straight-line basis over three years, will be amortized on a straight-line basis over the assets’ revised estimated useful life of approximately seven years subsequent to December 31, 2005. Amortization expense was $753,000, $290,000 and $500,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Future amortization expense of intangible assets is estimated to be approximately $2.3 million per annum.

RBG reviews intangible assets that are subject to amortization for impairment in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS 144, an impairment loss will be recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its fair value. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset becomes the new accounting basis. RBG did not record any impairment losses during the years ended December 31, 2005, 2004 or 2003.

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

2.             Summary of Significant Accounting Policies (cont’d)

Debt Guarantee

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34. FIN No. 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued, and requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. A conclusion reached by the FASB in this Interpretation is the exclusion from the liability recognition provisions of guarantees issued between entities under common control or parent or subsidiary guarantees of third-party debt on behalf of that parent or subsidiary. Such guarantees, however, are not excluded from the enhanced disclosure provisions. The disclosure provisions have been included in the accompanying consolidated financial statements and footnotes.

Interest Rate Swaps—The Companies, from time to time, use interest rate swaps and similar financial instruments to assist in managing interest incurred on its long-term debt. The difference between amounts received and amounts paid under such agreements, as well as any costs or fees, is recorded as a reduction of, or addition to, interest expense as incurred over the life of the swap or similar financial instrument. The Companies account for interest rate swap agreements in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and its corresponding amendments under SFAS 138 and SFAS 149. SFAS 133 requires the Companies to measure every derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record them in the balance sheet as either an asset or liability. Changes in fair value of derivatives are recorded currently in earnings as a change in fair value of the swap unless special hedge accounting criteria are met whereby the change is recorded as a component of other comprehensive income. The Companies have designated the interest rate swaps as cash flow hedges and, accordingly, the effective portions of changes in the fair value of the interest rate swaps are reported in other comprehensive income. Any ineffective portions of hedges are recognized in earnings in the current period. During the year ended December 31, 2004, the Companies’ cash flow hedge became ineffective and, accordingly, the change in fair value is being accounted for in earnings on the consolidated statements of operations for the years ending December 31, 2005 and 2004.

Use of Estimates—The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Players Club Liability—RBG adopted the consensus provisions of EITF 00-22—”Accounting for Points and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future.” EITF 00-22 requires that the redemption of points, such as points earned in slot players clubs, be recorded as a reduction of revenue. Although the consensus reached in EITF 00-22 applies to a redemption of points for cash as opposed to a redemption of points for free products and services, management believes the premise of EITF 00-22 applies to RBG’s slot club program, which provides for the redemption of points for only free products and services (and not for cash). RBG’s One Card player card allows customers to redeem points earned from their gaming activity at all the Companies’ properties for complimentary food, beverage, rooms, entertainment and merchandise. At the time redeemed, the retail value of complimentaries is recorded as revenue with a

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

2.             Summary of Significant Accounting Policies (cont’d)

corresponding offsetting amount included in promotional allowances. The cost associated with complimentary food, beverage, rooms, entertainment and merchandise redeemed is recorded in casino costs and expenses. RBG also records a liability for the estimated cost of the outstanding points related to the One Card.

Self-Insurance Reserves—RBG reviews self-insurance reserves at least quarterly. The amount of reserve is determined by reviewing actual expenditures for the previous twelve-month period and reviewing reports prepared by the third party plan administrator for any significant unpaid claims. The reserve is accrued at an amount that approximates the amount needed to pay both reported and unreported claims as of the balance sheet date, which management believes are adequate.

Segment Information—It is management’s belief that RBG’s operations are part of a single segment which is the casino and hotel business and related amenities. RBG believes that it meets the “economic similarity” criteria established by SFAS No. 131, and as a result, RBG aggregates all of its properties into one operating segment. All of our properties offer the similar products, cater to the same customer base, are all located in the Mesquite, Nevada, area, have the same regulatory and tax structure, share the same marketing techniques and are all directed by a centralized management structure. In addition, management believes that all of its ancillary operations such as golf course operations, spa, timeshare and other amenities are in place to increase and enhance the casino and hotel business.

Recently Issued Accounting Standards—In 2003, the FASB issued Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities.” The objective of FIN 46R is to improve financial reporting by companies involved with variable interest entities. FIN 46R changes certain consolidation requirements by requiring a variable interest entity to be consolidated by a company that is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. RBG has determined that all variable interest entities it holds investments in at December 31, 2005 do not require consolidation under the provisions of FIN 46R as RBG is not subject to a majority of the risk of loss or entitled to receive a majority of the variable interest entity’s residual returns.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. On October 29, 2003, the FASB voted to defer for an indefinite period the application of the guidance in SFAS No. 150 to non-controlling interests that are classified as equity in the financial statements of the subsidiary but would be classified as a liability in the parent’s financial statements under SFAS No. 150. The FASB decided to defer the application of SFAS No. 150 to these non-controlling interests until it could consider some of the resulting implementation issues associated with the measurement and recognition guidance for these non-controlling interests. RBG currently has no instruments impacted by the adoption of this statement and, therefore, the adoption did not have a significant impact on RBG’s results of operations or financial position.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. RBG is currently evaluating the provisions of SFAS No. 151 to determine its impact on RBG’s future financial statements.

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

2.             Summary of Significant Accounting Policies (cont’d)

In December 2004, the FASB issued SFAS 152, “Accounting for Real Estate Time-Sharing Transactions.” SFAS 152 amends existing accounting guidance to reference the financial accounting and reporting guidance for real estate time-sharing transactions provided in AICPA Statement of Position 04-02, “Accounting for Real Estate Time-Sharing Transactions.” SFAS 152 is effective for our financial statements issued after January 1, 2006. The new accounting guidance requires, among other things, that costs incurred to sell timeshare units generally be charged to expense as incurred, including marketing expenses. The new standard will also require a change in the classification of certain items currently reported as expenses, requiring these items to be reflected as reductions of revenue. RBG is in the process of evaluating the impact of SFAS 152; however, the impact to reported revenue and net income is not expected to be significant.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets.” This statement is based on the principle that exchanges of nonmonetary assets should be measured based on fair value of the assets exchanged. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. RBG is currently evaluating the provisions of SFAS No. 153 to determine its impact on its future financial statements.

3.             Purchase of Equity Interests

On December 20, 2004, pursuant to the Agreement for Purchase of Equity Interests described in Note 1, Mr. Black and R. Black, Inc. acquired certain interests in B&BB, VRCC and RBG for $101.4 million. During the year ended December 31, 2005, VRCC paid an additional $1.8 million to the previous owners pursuant to the Agreement for Purchase of Equity Interests. In addition, the Companies incurred approximately $10.6 million in capitalized deferred financing fees related to the issuance of the Notes, of which $9.1 million was recorded to the consolidated balance sheet of VRCC and balance sheet of B&BB at December 31, 2005. Management originally valued the assets acquired in the transaction as follows. Current assets and liabilities were recorded at book value, which approximated their estimated market values at the date of acquisition. Land, buildings and building improvements were valued based upon comparable values of recent sales in the Mesquite, Nevada market and 3rd party market valuations of comparable assets in Mesquite, Nevada. For equipment, management recorded these assets at book value, which was deemed to be fair value, considering the relative age and working condition of the equipment. Intangible assets, representing the Companies’ customer list and slot club program, were recorded at fair value, which was calculated based upon comparable customer lists and slot programs with other casinos operating in the Las Vegas and surrounding market. In accordance with the provisions of SFAS No. 141, the remainder of the purchase price was allocated to goodwill. Management believes that the goodwill arose from the Companies’ dominance in and the growing Mesquite, Nevada market, the value of the existing workforce and existing accounting and operating infrastructure.

Subsequent to management’s initial valuation, a third-party business valuation was obtained in the fourth quarter of 2005. Based upon the independent valuation, a final allocation of the purchase price was prepared.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed by the Companies at the date of acquisition based upon the final valuation.

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

3.             Purchase of Equity Interests (cont’d)

At
December 20,
2004
Current assets	$15,600
Property and equipment	105,200
Other non-current assets	3,300
Intangibles	31,900
Goodwill	12,500
Total assets acquired	168,500
Current liabilities	12,800
Long-term liabilities	1,200
Long-term debt assumed	53,300
Total liabilities assumed	67,300
Net assets acquired	$101,200

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed related to RBG at the date of acquisition based upon the final valuation.

At
December 20,
2004
Current assets	$9,800
Property and equipment	66,000
Other non-current assets	2,800
Intangibles	20,500
Goodwill	11,500
Total assets acquired	110,600
Current liabilities	11,800
Long-term liabilities	900
Long-term debt assumed	46,600
Total liabilities assumed	59,300
Net assets acquired	$51,300

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

3.             Purchase of Equity Interests (cont’d)

The following unaudited pro forma consolidated financial information for RBG has been prepared assuming the Buyout occurred on January 1, 2004 and 2003, respectively (in thousands):

	Year Ended	Year Ended
	December 31,	December 31,
	2004	2003
Net revenues	$109,269	$101,624
Income from operations	$4,014	$2,627
Net income (loss)	$931	$(486)

4.             Property and Equipment

Property and equipment consists of the following (in thousands):

	December 31,
	2005	2004
Land	$21,147	$16,684
Buildings	41,048	29,257
Land and leasehold improvements	14,272	17,806
Furniture, fixtures and equipment	37,454	30,269
Construction in progress	951	353
	114,872	94,369
Less—accumulated depreciation and amortization	(30,475)	(25,232)
Property and equipment, net	$84,397	$69,137

5.             Related Company Receivables and Payables

The related company receivable at December 31, 2005 consist of the following:

	December 31,
	2005	2004
Virgin River Casino Corp.	$225	$—
B&BB	395	205
Related company receivables	$620	$205

The related company payables consist of the following (in thousands):

	December 31,
	2005	2004
Virgin River Casino Corp.	$196	$166
B&BB	—	34
Related company payables	$196	$200

The transactions between the RBG and the entities above are based on informal arrangements. At December 31, 2005, there are no specific payment terms nor do any of the receivables require the payment of any interest.

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

6.             Notes Receivable

Notes receivable consist of the following (in thousands):

	December 31,
	2005	2004
Vacation interval notes receivable	$1,722	$2,518
Holdbacks by financing institutions	797	720
Allowance for possible credit losses	(395)	(337)
Total notes receivable	2,124	2,901
Less—current portion	(303)	(414)
Non-current notes receivable	$1,821	$2,487

Notes generated from the sale of vacation intervals generally bear interest at annual rates ranging from 12.75% to 14.75% and have terms of 5 to 7 years. The vacation interval notes receivable are collateralized by the right to use and deeds of trust on the vacation interval sold and serve as collateral to the Hypothecation Note (see Note 8).

7.             Gaming Equipment Financing

RBG from time to time enters into agreements with gaming manufacturers to finance the purchase of gaming equipment. Contractual terms of the agreements with the gaming manufacturers consist of payment terms of less than one year to up to three years without interest. In the event that an agreement with a gaming manufacturer extends past a year, RBG will impute interest at a rate of 8%.

Gaming equipment financing consists of the following (in thousands):

	December 31,
	2005	2004
Gaming equipment financing to purchase 205 games, no payments for one year and monthly payments of $106 for 24 months beginning February 2006	$2,320	$—
Gaming equipment financing to purchase 68 games, no payments for one year and monthly payments of $43 for 24 months beginning January 2006	945	—
Gaming equipment financing to purchase 70 games, no payments for one year and monthly payments of $39 for 24 months beginning March 2006	838	—
Gaming equipment financing to purchase 60 games, monthly payments of $20 for 36 months beginning April 2005	513	—
Gaming equipment financing to purchase 64 games, no payments for one year and monthly payments of $26 for 24 months beginning February 2006	577	—
Gaming equipment financing to purchase 38 games, monthly payments of $13 for 36 months beginning April 2005	312	—
Gaming equipment financing to purchase 20 games, no payments for one year and monthly payments of $8 for 24 months beginning January 2006	174	189
Gaming equipment financing. monthly payments of $3 for 36 months beginning January 2005	59	—
Gaming equipment financing with terms of less than 12 months	96	582
	5,834	771
Less: current portion	(2,528)	(582)
Gaming equipment financing, long-term portion	$3,306	$189

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

7.             Gaming Equipment Financing (cont’d)

Maturities of gaming equipment financing are as follows (in thousands):

Years ending December 31:
2006	$2,528
2007	2,932
2008	423
5,883
Less debt discount	(49)
$5,834

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

8.             Long-term Debt

Long-term debt consists of the following (in thousands):

	December 31,
	2005	2004
Revolving credit facility totaling $15 million with Wells Fargo Foothill at a margin above prime or LIBOR, as defined; collateralized by substantially all assets of the Companies as defined	$2,000	$—
9% senior secured notes, interest payable semiannually, principal due January 15, 2012, callable January 15, 2009	125,000	125,000
12 ¾% senior subordinated notes, non-cash interest will accrue at an annual rate of 12 ¾% in the form of increase accreted value until January 15, 2009. Beginning January 15, 2009, interest payable semiannually, principal due January 15, 2013, callable January 15, 2009	45,333	40,068
Promissory note payable to Wells Fargo Equipment Finance, Inc. payable in monthly installments of $36 at an interest rate of 6.97%, due June 2006	363	757
Promissory note payable to Wells Fargo Equipment Finance, Inc. payable in monthly installments of $24 at an interest rate of 7.00%, due November 2005	—	251
Hypothecation Note at prime plus 3.0% (10.25% at December 31, 2005), collateralized by certain notes receivable as defined; guaranteed by one of the Initial Members, due April 2004	94	572
Promissory note payable to Wells Fargo Equipment Finance, Inc. payable in monthly installments of $14 at an interest rate of 6.21%, due December 2006	157	293
	172,947	166,941
Less—current portion	(614)	(1,353)
Total long-term debt	$172,333	$165,588

Maturities of long-term debt are as follows (in thousands):

Years ending December 31:
2006	$614
2007	—
2008	2,000
2009	—
2010	—
Thereafter	191,000
193,614
Less debt discount	(20,667)
$172,947

New Revolving Facility

Concurrent with the Buyout, the Companies entered into a four-year $15.0 million senior secured credit facility (“Foothill Facility”) on December 20, 2004 with Wells Fargo Foothill, Inc. that matures in December 2008. The Foothill Facility is secured by substantially all the assets of the Companies. During the life of the Foothill Facility, the Companies may borrow up to the lesser of (1) $15.0 million less the Letter of Credit Usage, as defined, less the Bank Product Reserve, as defined, or (2) the Borrowing Base, as defined, less the Letter of Credit Usage. At December 31, 2005, the Bank Product Reserve was approximately $202,000 and is based on the fair market value at December 31, 2005 of the interest rate swap owed to Wells Fargo Foothill, Inc. Accordingly, the availability under the Foothill Facility at December 31, 2005 was limited to $12.8 million as $2.0 million was drawn at December 31, 2005.

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

8.             Long-term Debt (cont’d)

Under the terms of the Foothill Facility, interest accrues on the outstanding principal balance at LIBOR plus the LIBOR Rate Margin, which is 3.5%, or the Base Rate, as defined, plus the Base Rate Margin, which is 2%. LIBOR was approximately 4.81% and prime 7.25% at December 31, 2005. The Foothill Facility also contains certain financial and other covenants. These include a minimum trailing twelve-month Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $15,000,000 for the Companies and limitations on other indebtedness and capital expenditures, as defined.

As part of the costs of entering into the Foothill Facility, the Companies incurred approximately $0.5 million of deferred financing fees, all of which was recorded to the consolidated balance sheet of VRCC, that will be amortized over the life of the facility on a straight-line basis, which approximates the effective-interest method.

Senior Secured and Senior Subordinated Notes

In December 2004, as part of the Buyout, the VRCC, RBG and B&BB (the “Issuers”) issued $125.0 million of 9% senior secured notes (“Senior Notes”) due on January 15, 2012 and $39.9 million in gross proceeds of 12¾% senior subordinated notes (“Senior Sub Notes”) due January 15, 2013 (collectively the “Notes”). The Notes are joint and several obligations of the Issuers and all current and future subsidiaries of the Issuers. Although the Notes are joint and several obligations of the Issuers, the allocation of the balance of the Notes to the individual balance sheets of B&BB, VRCC and RBG was according to the flow of funds at the date of the Buyout with the proceeds of the Senior Notes necessary to purchase the interests of B&BB recorded on the balance sheet of B&BB and the remaining proceeds of the Senior Notes and Senior Sub Notes recorded on the consolidated balance sheet of VRCC. The consolidated balance sheet of RBG reflects the full obligation of the Notes at December 31, 2005, with an amount recognized as a deemed distribution to reflect the net obligation of the Notes recorded on the consolidated balance sheet of RBG at December 31, 2005. The Senior Notes pay interest semiannually while the Senior Sub Notes accrue interest in the form of increased accreted value until January 15, 2009, when the carrying book value of the Senior Sub Notes will be $66.0 million. At that point the Senior Sub Notes will pay interest semiannually on the same dates as the Senior Notes.

The indentures (the “Indentures”) governing the Companies’ Notes contain certain customary financial and other covenants, which limit the Companies’ ability to incur additional debt. The Indentures provide that the Companies may not incur additional indebtedness, other than specified types of indebtedness, unless the Consolidated Coverage Ratio, on a pro-forma basis after the incurrence of the additional indebtedness is at least 2.00 to 1.00. As of December 31, 2005, the Companies have a Consolidated Coverage Ratio of 1.18 to 1.00 and have incurred $0 of additional indebtedness as defined.

The Indentures also contain other covenants which limit the ability of the Issuers and Guarantors, as defined, to pay dividends, redeem stock, or make other distributions, make investments, create certain liens, enter into certain transactions with affiliates, utilize proceeds from asset sales, transfer or sell assets, issue or sell equity interests of subsidiaries and enter into certain mergers and consolidations, as defined in the Indentures. There are no restrictions related to the transfer of funds between the Issuers, Guarantors and their respective subsidiaries. The Issuers were in compliance with these covenants at December 31, 2005.

The Senior Notes are secured by substantially all existing and future assets of the Issuers and the Guarantors, as defined, as well as the equity interest of the Guarantors, the equity interests of the Acquiring Shareholder and his Affiliate in the Issuers. The Guarantors are all the wholly owned

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

8.             Long-term Debt (cont’d)

subsidiaries of the Issuers. The Senior Notes are subordinated to the security interests of the Foothill Facility. The Senior Sub Notes are subordinate to the Senior Notes and all other indebtedness of the Companies.

As part of the costs of issuing the Notes, the Companies incurred approximately $10.6 million in deferred financing fees, of which $7.7 million related to underwriter fees associated with the Notes. These costs are being amortized over the life of the Notes on a straight-line basis, which approximates the effective-interest method.

Old Revolving Facility

On June 28, 2001, the Companies entered into a Credit Agreement (“Original Credit Agreement”) with Bank of America, N.A., Wells Fargo Bank, N.A. and U.S. Bank, N.A (the “Bank Group”). Proceeds from the Original Credit Agreement were used to refinance the existing debt of B&BB, VRCC and RBG and to purchase the assets of Si Redd’s Oasis Resort Hotel and Casino. Under the terms of the Original Credit Agreement, the Companies had the ability to borrow up to $80 million. Similar to the Notes, B&BB, VRCC and RBG were jointly obligated under the Original Credit Agreement. The allocation of the balance of the Original Credit Agreement to the individual balance sheets of B&BB, VRCC and RBG was based on amounts utilized from the Original Credit Agreement to refinance the existing debt of B&BB, VRCC and RBG and purchase Si Redd’s Oasis Resort Hotel and Casino.

Under the terms of the Original Credit Agreement, interest accrued on the outstanding principal balance on the Original Credit Agreement at the Base Rate, defined as the lower of prime or federal funds rate plus fifty basis points, plus the Applicable Margin, as defined, or LIBOR Rate, as defined, plus the Applicable Margin, as defined. The Original Credit Agreement also contained certain financial and other covenants. These include a Leverage Ratio, as defined, an Adjusted Fixed Charge Ratio, as defined, of no less than 1.25 to 1.00 and commencing June 30, 2002, a minimum trailing twelve-month Adjusted EBITDA, as defined, of no less than $23.0 million. The Original Credit Agreement also contained limitations on incurrence of additional indebtedness, limitation on distributions and minimum and maximum levels of capital expenditures.

As of December 31, 2002, the Companies were not in compliance with certain covenants as specified in the Original Credit Agreement, as amended as of such date. As a result of this non-compliance, the Companies entered into the second amendment (Second Amendment) to the Credit Agreement dated March 31, 2003 which provided the following:

1)           One-time waiver of the Companies non-compliance with certain covenants as of December 31, 2002;

2)           Amended the minimum trailing twelve-month Adjusted EBITDA requirement to $19.5 million commencing March 31, 2003 and $23.0 million commencing June 30, 2004 to the termination of the Original Credit Agreement.

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

8.      Long-term Debt (cont’d)

The Original Credit Agreement, as amended, is referred to as the Credit Agreement. As of March 31, 2004 and December 31, 2003, the Companies were not in compliance with the Adjusted Fixed Charge Coverage Ratio and the minimum trailing twelve-month Adjusted EBITDA along with the Leverage Ratio at December 31, 2003 and March 31, 2004 as specified in the Credit Agreement, among other financial covenant violations. On July 6, 2004, the Companies entered into a Forbearance Agreement with the Bank Group whereby the Bank Group agreed to forbear exercising their legal remedies under the Credit Agreement by reason of technical default while the Credit Agreement was renegotiated. On November 4, 2004, the Companies renegotiated the Credit Agreement with the Bank Group which waived all past covenant violations and extended the maturity date to June 2006.

Proceeds from the Buyout were used to repay the $64.0 million still owed on the Credit Agreement at December 20, 2004. As a result of repaying the Credit Agreement, the Companies recorded a loss on early retirement of debt of approximately $596,000, of which $445,000 related to RBG, which represents unamortized deferred financing fees that were written off.

Interest Rate Swaps

During 2001, as part of entering into the Original Credit Agreement, the Companies entered into two interest-rate swaps, each with notional amounts equal to $28.0 million (the Swaps), to reduce Companies’ exposure to changes in interest rates. The Swaps effectively converted $56.0 million of the Companies’ floating rate debt to a fixed rate. The Swaps became effective on June 29, 2001 and terminate on June 30, 2006. The Companies paid a fixed rate of 5.88% on the Swaps, which was priced to assume no value at inception.

The Swaps are accounted for under the guidance of SFAS No. 133, “Accounting for Derivative Instruments in Hedging Activities.” Since the notional amount of the Swaps was always to be less than the principal amount of the debt, and the interest periods and interest rates were the same on both the swap and the debt, there was to be no ineffectiveness in the swap. Based on these assumptions, the Swaps qualified as hedge instruments and met the requirements under SFAS No. 133 to be accounted for as a cash flow hedge. The change in fair market value of the Swaps during the year ended December 31, 2003 was recorded as a comprehensive loss in the accompanying consolidated statements of operations and comprehensive (loss) income.

Given the Companies’ noncompliance with the terms of the Credit Agreement and subsequently as a result of the Buyout, during the year ended December 31, 2004, the Swaps lost their effectiveness and the ability to qualify as a hedge instrument. Accordingly, for the years ended December 31, 2005 and 2004, the change in fair value of the Swaps was accounted for as income to current earnings. Specifically, for the year ended December 31, 2004, the Companies recorded a loss relating to the change in the fair value of the Swaps totaling $1.5 million, of which RBG recorded $1.1 million. The $1.5 million charge of the Companies was equal to the write-off of the cumulative comprehensive loss of $5.3 million, net of the current year increase in fair value of the Swaps of $3.8 million. As of December 31, 2005, the Companies have no plans of reestablishing the Swaps as hedges. The fair value of the Swaps at December 31, 2005 was $0.2 million and is included in the accompanying consolidated balance sheet. The notional amount of the Swaps at December 31, 2005 was $33.6 million.

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

8.      Long-term Debt (cont’d)

Similar to the Notes, B&BB, VRCC and RBG are jointly obligated under the Swaps. The allocation of the balance of the Swaps to the individual balance sheets of B&BB, VRCC and RBG was based on original allocation of the balance of the Original Credit Agreement. The consolidated balance sheet of RBG reflects the full obligation of the Swap at December 31, 2005 and 2004 with an amount recognized as a deemed distribution to reflect the net obligation of the Swaps on the consolidated balance sheet of RBG at December 31, 2005 and 2004.

Other Indebtedness

During 2002, B&BB, RBG and Resorts LLC entered into separate promissory notes with Wells Fargo Equipment Finance, Inc. totaling approximately $2.3 million to finance the acquisition of a player tracking system for each of the casinos. Each of the notes is separately guaranteed by B&BB, VRCC, RBG and Resorts LLC. At December 31, 2005 and 2004, RBG owed $0.4 million and $0.8 million, respectively, related to this obligation.

During 2002, Resorts LLC entered into a promissory note for approximately $574,000 with Wells Fargo Equipment Finance, Inc. to finance the acquisition of laundry equipment. The promissory note is guaranteed by B&BB, VRCC and RBG.

During 2001, RBG and Resorts LLC entered into a promissory note for approximately $1 million with Wells Fargo Equipment Finance, Inc. to finance the acquisition of golf course maintenance equipment. The promissory note is guaranteed by B&BB and VRCC.

RBG has a financing commitment, dated April 2, 1998 for up to $10 million under a Hypothecation Note (the Hypothecation Note) with Equivest Capital, Inc. f/k/a Resort Funding, Inc. whereby RBG may borrow against notes receivable pledged as collateral (see Note 6). On December 24, 2003, RBG amended the Hypothecation Note extending the maturity date until April 2, 2004 to allow time for a new financing commitment to be entered into by RBG and Resorts LLC; however, as of December 31, 2005, no new commitment is in place.

The estimated fair value of the Senior Notes was $127.5 million and $130.0 million and for the Senior Sub Notes was $45.4 million and $41.3 million, respectively, at December 31, 2005 and 2004. The estimated fair value amounts were based on quoted market prices. For all other indebtedness, the fair value approximates the carrying amount of the debt due to the short-term maturities of the individual components of the debt.

9.      Related Party Transactions

Wingnuts, Inc. is a company that owns an airplane used by RBG. Wingnuts, Inc. is owned by Mr. Black along with various former stockholders of B&BB and VRCC. Wingnuts, Inc. charges RBG for business usage of the airplane using hourly rates for actual air time. Total charges for the years ended December 31, 2005, 2004 and 2003 were $0, $46,000 and $38,000, respectively.

MJB Development is a real estate construction company owned by a former member of RBG and shareholder of B&BB and VRCC which provided construction services associated with hotel facilities of RBG. When performing construction services, the actual costs of construction, overhead charges, and a profit were charged to RBG. In addition to construction services, MJB Development has also leased containers for storage to RBG. Total charges for construction and leasing of storage containers totaled $2,000, $23,000, and $94,000 during the years ended December 31, 2005, 2004 and 2003, respectively,

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

9.      Related Party Transactions (cont’d)

and are included in the accompanying consolidated statements of operations. In addition, during the year ended December 31, 2005, RBG paid MJB Development $68,000 to purchase previously leased storage containers.

MDW is a Nevada limited-liability company in which Mr. Black has an interest. MDW owns a condominium complex located in Mesquite, Nevada. RBG had entered into a lease agreement with MDW whereby MDW gave the members of the CasaBlanca Vacation Club (the timeshare club associated with the CasaBlanca) the right to use and occupy the timeshare units located on the leasehold property. The remaining units at the condominium complex were utilized by the CasaBlanca for hotel and apartment purposes. On December 15, 2004, pursuant to a termination agreement, RBG terminated its lease with MDW. The rent payments paid by RBG to MDW during the years ended December 31, 2005, 2004, and 2003 were $0, $739,000, and $734,000, respectively, and are included in the consolidated statements of operations. RBG recorded approximately $0.9 million in other income related to the condominium sales during the year ended December 31, 2005. In addition, pursuant to the lease termination agreement, RBG owes MDW $16,000 at December 31, 2005.

Virgin River Foodmart, Inc. (“Foodmart”), a Nevada corporation, is owned by Mr. Black and former shareholders of B&BB and VRCC. Participants in RBG’s slot club program are able to redeem their points for gasoline at the Foodmart. Foodmart charges RBG the retail amount of gas purchased with player points. For the years ended December 31, 2005, 2004 and 2003, Foodmart has charged RBG $113,000, $150,000 and $159,000, respectively, for gasoline purchased with points from RBG’s slot club program.

Black, LoBello & Pitegoff is a law firm managed by the daughter of Mr. Black. RBG retains Black, LoBello & Pitegoff as outside legal counsel, and Black, LoBello & Pitegoff has received legal fees for legal services in the amount of $87,000, $121,000 and $125,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Pursuant to the Indenture, Mr. Black is entitled to a management fee for his management of the Companies of up to 5% of EBITDA, as defined. RBG has expensed and recorded a liability of $0.8 million as of December 31, 2005. In addition, Mr. Black received management fees totaling $5,000 for the year ended December 31, 2003.

Gaming Research is a consulting firm retained to perform marketing research for RBG. The principal of Gaming Research is the father of RBG’s chief operating officer. Gaming research received consulting fees of $70,000 for the year ended December 31, 2005.

RBG provided management and other services to two related parties that manage and operate the home owners associations of the vacation intervals sold at the property. Included in the accompanying consolidated balance sheets is a receivable for $95,000 and $213,000 related to amounts owed for those services as of December 31, 2005 and 2004, respectively.

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

10.    401(k) Plan

The Companies implemented a defined contribution 401(k) plan, which covers all employees who meet certain age and length of service requirements and allows an employer contribution up to 40% of the first 6% of each participating employee’s compensation. Plan participants can elect to defer before tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. RBG’s portion of the Companies’ matching contributions for the years ended December 31, 2005, 2004 and 2003 were $183,000, $182,000 and $222,000, respectively.

11.    Commitments and Contingencies

Capital Leases—During 2001, Resorts LLC signed a lease agreement with Textron Financial Corporation to lease golf carts for the Palms golf course over a four-year period beginning December 2001. The aggregate monthly payments, including interest and taxes are $2,442 a month. This lease terminated during the year ended December 31, 2005.

During 1997, RBG signed a lease agreement with MDW Mesquite, LLC (“MDW”) for the use of their condominium complex, to be used to sell Vacation Intervals, for a period of fifty years. The Acquiring Shareholder is a member of MDW. The obligation under this capital lease provides for aggregate monthly payments, including interest and taxes of $49,800 determined using an interest rate of 9.25%. On January 5, 1999, the lease agreement was amended to provide for additional monthly rental payments of $12,750 to MDW Mesquite, LLC.

Effective December 15, 2004, RBG and MDW terminated their lease agreement. Pursuant to the agreement, the rental units under the original lease agreement would be converted to condominiums to be offered for sale. In total, 197 condominiums will be offered for sale for approximately $44,000 to $69,000 a unit, depending on the size of the unit. Mr. Black will receive 6% of the net sales proceeds from the sale of the condominium units, as defined (the “fee”). MDW also will convey to RBG three timeshare units. During the sales process, MDW and RBG will share equally the rental income from the remaining rental units pending their sale (“rental income”) and share equally the expenses of the condominium project, including debt service and the fee (“project expenses”). MDW also will pay RBG 44% of the net sales proceeds from the sale of the condominium units less the fair market value of the three timeshare units conveyed to RBG. RBG advanced project expenses for a six-month period beginning on December 15, 2004 to the extent MDW did not have sufficient funds to pay the project expenses, provided, however, that the aggregate amount of the advances would not exceed $150,000. Until the aggregate amount of any such advances plus an additional payment of approximately 15% of the aggregate amount of such advances is repaid to RBG, all net sales proceeds and rental income would be payable to RBG. The Company recorded approximately $0.9 million in other income related to the condominium sales during the year ended December 31, 2005. In addition, pursuant to the lease termination agreement, Management has determined under the provisions of FIN 46R that they are not the primary beneficiary of MDW and accordingly have not consolidated MDW in these consolidated financial statements. As of December 31, 2005 MDW had total assets of $1.0 million (unaudited), liabilities of $10,000 (unaudited) and members equity of $0.9 million (unaudited). Under the terms of the MDW, LLC operating agreement and lease termination agreement, management believes that Mr. Black does not have the ability to exercise control or significant influence over the operations of MDW and accordingly the Company has recorded a gain relating to the lease termination of approximately $1.3 million in the accompanying consolidated financial statements for the year ended December 31, 2004.

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

11.    Commitments and Contingencies (cont’d)

Operating Leases—In October 2005, RBG entered into an agreement with Wells Fargo Financial Leasing to lease golf maintenance equipment totaling approximately $1.3 million. The term of the lease is 36 months at a rate of $29,000.

In May 2005, the Companies entered into a lease arrangement with Dell Financial Services to lease desktop computers and servers. The term of the lease is 18 months at a rate of approximately $29,000 a month. The lease also provides for a renewal period of an additional 18 months at approximately $6,000 a month.

During 2003, RBG signed a lease agreement with Wells Fargo Equipment Finance to lease golf carts for the Resort golf course over a three-year period beginning November 2003. The aggregate monthly payments, including interest and taxes are $5,500 a month.

During 2002, RBG signed a lease agreement with IBM Credit LLC to lease computer hardware for the Companies over a three-year period beginning January 2002. The aggregate monthly payments, including interest and taxes are $9,100 a month.

As part of the acquisition of the Oasis Resort Hotel and Casino, RBG has been assigned the rights to an agreement to lease the land which contains a portion of the golf course of the Oasis Casino and Hotel from the state of Arizona. The lease agreement is for a term of ten years that began in May 1998 at an annual rate of $26,650 and increases every year until the last year of the lease when the annual lease rate is $135,750.

As part of the acquisition of the Resort, RBG has been assigned the rights to an agreement to lease the land and water rights which contain the golf course of the Resort. The lease agreement is for a term of 99 years that began in June 1995 at a monthly lease rate of $18,000. In June 2005 and every 5 years thereafter, the lease rate will be adjusted based on the increase in the Consumer Price Index, as defined.

Future minimum lease payments under operating leases for the five years subsequent to December 31, 2005 are as follows (in thousands):

Years ending December 31:
2006	$1,203
2007	812
2008	566
2009	281
2010	281
Thereafter	23,443
$26,586

Rent expense for the years ended December 31, 2005, 2004 and 2003 were $1.1 million, $1.0 million and $1.0 million, respectively.

Workmans’ Compensation Claim—In February 2004, an employee of Resorts LLC was killed while performing maintenance work on the Palms Golf Course. As a result of the death, RBG has recorded a liability as of December 31, 2005 of $116,000, which represents RBG’s obligation to the family of the deceased under their workmans’ compensation policy and the workmans’ compensation laws of the State of Nevada.

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

11.    Commitments and Contingencies (cont’d)

Litigation—From time to time RBG is a party to various legal proceedings, most of which relate to routine matters incidental to the business. Management does not believe that the outcome of such proceedings will have a material adverse effect on RBG’s consolidated financial position or results of operations.

Environmental Matter— RBG has become aware that there is contamination present on some of its properties apparently due to past operations, which included a truck stop and gas station. In particular, groundwater contamination at the Oasis property (which appears to have migrated onto the CasaBlanca property) is the subject of investigation and cleanup activities being conducted by the prior owners of the Oasis. Management believes that the prior owners are responsible for such matters under an indemnity agreement negotiated at the time the Oasis was purchased; however, there is no assurance that RBG will not incur costs related to this matter. Moreover, it is possible that future developments could lead to material environmental compliance costs or other liabilities for RBG and these costs could have a material adverse effect on our consolidated financial position or results of operations. As of December 31, 2004 and 2003, respectively, no costs were incurred in connection with this matter.

Purchasing Commitments—In September 2005, the Companies entered into an agreement with Agilysys NV, LLC to purchase a new property management IT system for the three properties. Implementation is expected to begin in December 2005 with a completion date expected to occur before the end of the second quarter 2006. The estimated cost of this project is approximately $1.7 million.

In September 2005, the Companies entered into an agreement with Infinium Software, Inc. to purchase a new financial management IT system. Implementation is expected to begin in December 2005 with a completion date expected to occur before the end of the second quarter in 2006. The estimated cost of this project is approximately $615,000.

12.    Consolidating Condensed Financial Information

Casablanca Resorts, LLC, Oasis Recreational Properties, Inc., Oasis Interval Management, LLC and Oasis Interval Ownership, LLC (together the “Guarantor Subsidiaries”) have fully and unconditionally guaranteed, on a joint and several basis, payment of the Notes. Separate condensed financial statement information for RBG and its Guarantor Subsidiaries as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 (in thousands) is as follows:

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

12.    Consolidating Condensed Financial Information (cont’d)

	RBG	Guarantor Subsidiaries	Eliminations	Total Consolidated
As of and for the year ended December 31, 2005

BALANCE SHEET:

Current Assets, including intercompany accounts	$18,415	$6,911	$(10,107)	$15,219
Property and Equipment, net	46,783	37,614		84,397
Goodwill and Other Intangibles	15,047	16,146		31,193
Other assets (liabilities), excluding intercompany accounts	44,384	716	(43,062)	2,038
	$124,629	$61,387	$(53,169)	$132,847

Current Liabilities	$15,854	$17,020	$(10,107)	$22,767
Long-term debt, less current portion	172,333	—		172,333
Gaming equipment financing, less current portion	2,100	1,206		3,306
Fair value of interest rate swaps	96	99		195
Members’ Equity (Deficit)	(65,754)	43,062	(43,062)	(65,754)
	$124,629	$61,387	$(53,169)	$132,847

	RBG	Guarantor Subsidiaries	Eliminations	Total Consolidated
STATEMENT OF OPERATIONS
Net Revenues	$57,557	$53,950	$—	$111,507
Operating Expenses:
Casino	16,974	13,714	—	30,688
Food and beverage	9,814	9,103	—	18,917
Hotel	2,442	3,320	—	5,762
Other	7,757	5,954	—	13,711
General and administrative	15,508	15,431	—	30,939
Depreciation and amortization	4,584	3,346	—	7,930
Loss on sale of assets	30	742	—	772
	57,109	51,610	—	108,719
Operating income	448	2,340	—	2,788

Income from investment in subsidiary	2,247	—	(2,247)	—
Change in fair value of swap	275	655	—	930
Income from the sale of condominiums	906	—	—	906
Interest expense	(530)	(748)	—	(1,278)
Total other income (expense)	2,898	(93)	(2,247)	558
NET INCOME	$3,346	$2,247	$(2,247)	$3,346

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

12.    Consolidating Condensed Financial Information (cont’d)

	RBG	Guarantor Subsidiaries	Eliminations	Total Consolidated
STATEMENT OF CASH FLOWS
Net cash provided by operating activities	$5,224	$6,223	$—	$11,447
Net cash used in investing activities	(4,530)	(3,840)	—	(8,370)
Net cash used in financing activities	(925)	(1,881)	—	(2,806)

As of and for the year ended December 31, 2004
BALANCE SHEET:
Current Assets, including intercompany accounts	$17,596	$5,982	$(9,439)	$14,139
Property and Equipment, net	43,884	25,253	—	69,137
Goodwill and Other Intangibles	34,084	—	—	34,084
Other Assets (liabilities), including intercompany accounts	16,305	755	(14,174)	2,886
	$111,869	$31,990	$(23,613)	$120,246

Current Liabilities	$8,353	$16,518	$(9,439)	$15,432
Long-term debt, less current portion	165,232	356	—	165,588
Obligation under capital lease, less current portion	—	189	—	189
Fair value of interest rate swaps	740	753	—	1,493
Members’ Equity (Deficit)	(62,456)	14,174	(14,174)	(62,456)
	$111,869	$31,990	$(23,613)	$120,246

STATEMENT OF OPERATIONS
Net Revenues	$57,501	$51,768	$—	$109,269
Operating Expenses:
Casino	15,002	13,807	—	28,809
Food and beverage	9,931	9,082	—	19,013
Hotel	3,104	3,402	—	6,506
Other	8,112	6,324	—	14,436
General and administrative	13,811	14,585	—	28,396
Depreciation and amortization	2,738	3,238	—	5,976
Loss on sale of assets	55	—	—	55
	52,753	50,438	—	103,191
Operating income	4,748	1,330	—	6,078
Loss from investment in subsidiary	(4,308)	—	4,308	—
Change in fair value of swap	(316)	(753)	—	(1,069)
Gain on early termination of capital lease	1,279	—	—	1,279
Loss on early retirement of debt	(161)	(284)	—	(445)
Related party interest income (expense)	531	(572)	—	(41)
Interest expense	(1,874)	(4,029)	—	(5,903)
Total other income (expense)	(4,849)	(5,638)	4,308	(6,179)
NET LOSS	$(101)	$(4,308)	$4,308	$(101)

Notes to Consolidated Financial Statements

RBG, LLC (cont’d)

12.    Consolidating Condensed Financial Information (cont’d)

	RBG	Guarantor Subsidiaries	Eliminations	Total Consolidated
STATEMENT OF CASH FLOWS
Net cash provided by operating activities	$3,886	$2,265	$—	$6,151
Net cash used in investing activities	(752)	(1,497)	—	(2,249)
Net cash used in financing activities	(2,779)	(1,008)	—	(3,787)

For the year ended December 31, 2003
STATEMENT OF OPERATIONS
Net Revenues	$54,019	$47,605	$—	$101,624
Operating Expenses:
Casino	14,767	13,238	—	28,005
Food and beverage	9,460	8,566	—	18,026
Hotel	3,015	3,289	—	6,304
Other	7,602	5,782	—	13,384
General and administrative	12,436	12,662	—	25,098
Depreciation and amortization	2,756	3,169	—	5,925
Loss on sale of assets	191	—	—	191
	50,227	46,706	—	96,933
Operating income	3,792	899	—	4,691
Loss from investment in subsidiary	(3,828)	—	3,828	—
Related party interest income (expense)	270	(354)	—	(84)
Interest expense	(2,109)	(4,373)	—	(6,482)
Total other income (expense)	(5,667)	(4,727)	3,828	(6,566)
NET LOSS	$(1,875)	$(3,828)	$3,828	$(1,875)

	RBG	Guarantor Subsidiaries	Eliminations	Total Consolidated
STATEMENT OF CASH FLOWS
Net cash provided by operating activities	$1,098	$3,742	$—	$4,840
Net cash used in investing activities	(553)	(1,979)	—	(2,532)
Net cash used in financing activities	(805)	(1,074)	—	(1,879)

13.    Subsequent Events (Unaudited)

In January 2006, Oasis Interval Ownership, LLC entered into an agreement with Global Exchange Development Corp. to sell substantially all of the unsold time share intervals at the Oasis Hotel and Casino. The sale is expected to close in three separate closings each involving approximately one-third of the unsold time share intervals at the Oasis Hotel and Casino. Each close is expected to occur within 6 months of the preceding close. Within each close, Global Exchange Development Corp. will pay 20% of the purchase price in cash and execute a note for the remaining 80% of the purchase price. Each note will be due one year from issuance and provide an interest rate equivalent to the federal rate for short term notes. The first closing occurred in January 2006 for $280,000. As part of the close, Global Exchange Development Corp. executed a note payable to Oasis Interval Ownership, LLC in the amount of $224,000 due January 2007 at an interest rate of 4.38%.

14.    Selected Quarterly Financial Data (Unaudited)

Selected quarter financial data (unaudited) for the year ended December 31, 2005 is as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Net revenues	$29,279	$29,705	$25,240	$27,283	$111,507
Operating expenses	$26,299	$27,869	$27,238	$27,313	$108,719
Income (loss) from operations	$2,980	$1,836	$(1,998)	$(30)	$2,788
Net income (loss)	$3,009	$1,468	$(2,206)	$1,075	$3,346

Selected quarter financial data (unaudited) for the year ended December 31, 2004 is as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Net revenues	$28,505	$29,389	$25,028	$26,347	$109,269
Operating expenses	$25,978	$26,511	$24,914	$25,788	$103,191
Income from operations	$2,527	$2,878	$114	$559	$6,078
Net income (loss)	$2,209	$2,329	$(1,651)	$(2,988)	$(101)